EXHIBIT 10.7

NOTICE OF GRANT OF STOCK OPTIONS	AFLAC INCORPORATED
AND STOCK OPTION AGREEMENT	ID: 58-1167100
Worldwide Headquarters
OFFICER	1932 Wynnton Road
Columbus, Georgia 31999

<Name>	Option Number:	<Number>
<Address1>	Plan:	1997 Stock Option Plan
<Address2>	ID:	<ID>
<Address3>

Effective <optiondate>, you have been granted <longtype> <shorttype> to buy <sharesgranted> shares of AFLAC INCORPORATED (the Company) stock at <optionprice> per share. The total option price of the shares granted is <totaloptionprice>.

Shares in each period will become fully vested on the date shown.

Shares	Vest Type	Full Vest	Expiration

<sharesperiod1>	<vesttypeperiod1>	<vestdateperiod1>	<expiredateperiod1>
<sharesperiod2>	<vesttypeperiod2>	<vestdateperiod2>	<expiredateperiod2>
<sharesperiod3>	<vesttypeperiod3>	<vestdateperiod3>	<expiredateperiod3>

Summary of Option Terms:

Duration of Option - Ten years of the effective date of the option, or until one of the following conditions exist.

Involuntary termination (for cause) - Vested and Non-vested options will terminate immediately.

Voluntary termination (except for certain reasons listed below) - Non-vested options will terminate on the date of termination and vested options will terminate at the end of the three-month period following termination unless the Grantee has accumulated fifteen years of credited service with the Company, whereby vested options will continue until the end of their original ten-year term.

Under certain of the following conditions, if applicable, an Incentive Stock Options (ISO) will retain its ISO status until the end of the three-month period following termination, at which time the ISO will lose its tax advantage status, but will continue through the remaining duration as a non-qualifying stock option (NQ) which will require the payment of income and employment taxes at the time of the purchase of the option.

Involuntary termination due to death or becoming disabled as defined by the Internal Revenue Code, unvested options will vest immediately on the date of termination. In the case of a termination caused by disability, after retainment of the ISO status for a period of twelve months, the option will continue as a NQ option until the expiration of its original ten-year term. In the case of a termination caused by death, the option will remain exercisable as an ISO until the expiration of its original ten-year term.

Voluntary termination where the Grantee attains his or her normal retirement age with at least 5 years credited service, qualifies for full retirement benefits under the Company's Rule of Eighty (Rule of 80), or where the Grantee becomes a sales associate of the Company (thereby becoming a sub-contractor of the Company), an unvested option will immediately vest and after retaining its ISO status until the end of the three-month period after termination, if applicable, will continue along with other vested options to the end of their original ten-year term as NQ options.

By your signature and the Company's signature below, you and the Company agree that these options are granted under and governed by the terms and conditions of the Company's 1997 Stock Option Plan and the attached Stock Option Agreement.
_________________________________________	________________________________
by Daniel P. Amos	Date
AFLAC INCORPORATED

_________________________________________	________________________________
<Name>	Date